TRAEGER ANNOUNCES THIRD QUARTER FISCAL 2021 RESULTS
REITERATES OUTLOOK FOR FULL YEAR 2021

SALT LAKE CITY, Ut., November 15, 2021 (BUSINESS WIRE) -- Traeger, Inc. ("Traeger") (NYSE: COOK), creator and category leader of the wood pellet grill, today announced its financial results for the three months ended September 30, 2021.

Third Quarter FY 21 Highlights
•Total revenue of $162.0 million
•Gross profit margin of 33.5%
•Net loss of $89.2 million
•Adjusted net loss of $6.5 million
•Adjusted EBITDA of $4.1 million

"We are very pleased with our third quarter revenue performance as we continue to drive strong momentum in our brand across geographies following exceptional growth in fiscal 2020. I am especially proud of our team’s ability to navigate supply chain challenges to successfully meet demand. More recently, we were excited to announce the launch of Traeger Provisions, our direct-to-consumer premium meal offering that we believe elevates the cooking experience and unlocks significant market opportunity. Looking ahead, we are more excited than ever about our long term potential as pioneers in the industry. I want to thank the Traeger team for their hard work and passion as we continue our journey forward." said Jeremy Andrus, CEO of Traeger.

Operating Results for the Third Quarter

Total revenue increased by 11.7% to $162.0 million, compared to $145.1 million in the third quarter last year, driven by strong performance across the following product categories:

•Grills increased 4.3% to $108.8 million as compared to the third quarter last year. The increase was driven by a higher average selling price partially offset by lower unit volume compared to the prior year period.
•Consumables decreased 11.8% to $28.0 million as compared to the third quarter last year. The decrease was driven by a return to normal seasonal retailer ordering patterns. The Company was up against an unusually tough third quarter 2020 comparison during which consumables revenue grew 72% over the prior year, reflected by the pandemic’s impact on seasonal shifts in our business.
•Accessories increased 181.5% to $25.2 million as compared to the third quarter last year. This increase was driven by the acquisition of Apption Labs Limited ("MEATER") and strong growth of Traeger accessories.

The Company saw strong performance across regions and product categories. North America revenue increased 7.9% in the third quarter compared to the prior year. The Company is also seeing exceptional growth in Canada as we optimize our sales and marketing strategy post the acquisition of our two Canadian distributors in late 2020. Rest of World third quarter revenue increased 135.9%, reflecting the acquisition of MEATER and strong growth in the Company's core international markets.

Gross profit decreased to $54.3 million, compared to $65.8 million in the third quarter last year. Gross profit margin was 33.5% in the third quarter, compared to 45.3% in the same period last year. The decrease in gross profit margin was primarily due to increased freight rates and logistics costs, appreciation of the Chinese Renminbi relative to the U.S. Dollar, increased commodity and other product costs, and amortization of acquired intangible assets. Gross profit was also impacted by equity-based compensation expense related to the IPO and inventory write-offs and the restoration of our wood pellet production facility due to flood damage sustained as a result of a tropical storm.

Sales and marketing expenses were $48.5 million, compared to $26.6 million in the third quarter last year. This increase was primarily driven by higher equity-based compensation expense of $10.2 million due to the acceleration of vesting of all unvested and outstanding Class B unit awards upon completion of the IPO. Additionally, advertising expense increased to drive brand awareness and increase conversion, as well as increased investments in talent across marketing, customer experience and sales functions.

General and administrative (“G&A”) expenses were $75.8 million, compared to $17.3 million in the third quarter last year. This was largely due to an increase of equity-based compensation expense of $36.9 million due to the acceleration of vesting of all unvested and outstanding Class B unit awards upon completion of the IPO, increased professional services fees related to third party costs incurred for non-routine start-up costs attributable to Traeger Provisions, and higher personnel-related expenses associated with investments to build a team to support our current and future growth.
Change in fair value of contingent consideration resulted in additional expense of $2.9 million primarily due to the increase in the likelihood of MEATER achieving the revenue performance targets.

Net loss was $89.2 million in the third quarter, or a loss of $0.78 per diluted share, as compared to a net income of $8.1 million in the third quarter of last year, or $0.07 per diluted share.1 The net loss was driven primarily by equity-based compensation expense due to the acceleration of vesting of awards upon completion of the IPO.
1 There were no potentially dilutive securities outstanding as of September 30, 2021 and September 30, 2020.

Adjusted net loss was $6.5 million, or $0.06 per diluted share as compared to adjusted net income of $24.0 million, or $0.22 per diluted share in the third quarter last year.2

Adjusted EBITDA was $4.1 million in the third quarter as compared to $34.4 million in the same period last year.2

Balance Sheet

Cash and cash equivalents at the end of the third quarter totaled $18.1 million, compared to $11.6 million at December 31, 2020. The cash balance benefited from gross proceeds of $158.8 million from the completion of the IPO combined with proceeds of $62.1 million from the refinancing of our long-term debt at the end of the second quarter. A portion of those proceeds were utilized to repay $130.8 million on the outstanding first lien term loan and to acquire all of the equity interests of MEATER for $60.0 million of cash at closing.

Inventory at end of the third quarter was $114.6 million, compared to $68.8 million at December 31, 2020. While strategically navigating challenges in the global supply chain, the Company has invested in and managed our inventory balance to a level that represents the right product mix to meet expected demand and targeted levels of safety stock. Inventory costs increased during the quarter primarily due to macroeconomic factors, including increased freight rates, logistics costs, rising commodity prices and other product costs.

Total principal amount outstanding under our New First Lien Term Loan Facility was $379.2 million at the end of the third quarter. On June 29, 2021, the Company refinanced the existing Credit Facilities and entered into a new First Lien Credit Agreement under which the Company replaced our existing first and second lien term loans. Under the terms of our new credit agreement, the Company lowered our cost of capital, increased the capacity on our revolving credit facility from $67.0 million to $125.0 million, and added a $50.0 million delayed draw term loan. In addition, the Company increased the capacity under our receivables financing agreement to $100.0 million. The Company utilized excess cash to repay $130.8 million on the new first lien term loan on August 11, 2021.
2 Reconciliations of GAAP to non-GAAP financial measures, as well as definitions for the non-GAAP financial measures included in this press release and the reasons for their use, are presented below.

Guidance For Full Year Fiscal 20213
The current outlook reflects sustained consumer demand, gross margin pressures due to global supply chain challenges, and investment in product innovation, marketing, growth infrastructure, and public company costs.

•Total revenue is expected to be between $760 million and $770 million
•Adjusted EBITDA is expected to be between $103 million and $108 million

A reconciliation of Adjusted EBITDA guidance to net loss on a forward-looking basis cannot be provided without unreasonable efforts, as the Company is unable to provide reconciling information with respect to provision (benefit) for income taxes, other (income) expense, interest expense, depreciation and amortization, equity-based compensation, non-routine legal expenses, non-routine start-up costs, non-routine acquisition expenses, change in fair value of contingent consideration, offering related expenses, non-routine refinancing expenses, and other adjustment items all of which are adjustments to Adjusted EBITDA.

Conference Call Details
A conference call to discuss the Company's third quarter results is scheduled for November 15, 2021, at 4:30 p.m. ET. To participate, please dial (646) 904-5544 or (844) 200-6205 for international callers, conference ID 745763. The conference call will also be webcast live at https://investors.traeger.com. A recording will be available shortly after the conclusion of the call. To access the replay, please dial (929) 458-6194 or (866) 813-9403 for international callers, conference ID 887196. A replay of the webcast will also be available approximately two hours after the conclusion of the call on the Company's website as https://investors.traeger.com.

About Traeger
Traeger, headquartered in Salt Lake City, is the creator and category leader of the wood pellet grill, a versatile and easy to use outdoor cooking system. Traeger pellet grills use all-natural hardwood fuel to infuse food with flavorful smoke, making food taste delicious and most of all, memorable. Traeger pellet grills utilize wood-fired convection power to provide 6-in-1 versatility; owners can grill, smoke, bake, roast, braise and barbecue meals on one cooking system.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including without limitation statements regarding our anticipated full year fiscal 2021 results, including in respect of the impact of the recent MEATER acquisition. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: our history of operating losses; our ability to manage our future growth effectively; our ability to expand into additional markets; our ability to maintain and strengthen our brand to generate and maintain ongoing demand for our products; our ability to cost-effectively attract new customers and retain our existing customers; our failure to maintain product quality and product performance at an acceptable cost; the impact of product liability and warranty claims and product recalls; the highly competitive market in which we operate; the use of social media and community ambassadors; a decline in sales of our grills; our dependence on three major retailers; the impacts of the COVID-19 pandemic on certain aspects of our business; risks associated with our international operations; our reliance on a limited number of third-party manufacturers and problems with, or loss of, our suppliers or an inability to obtain raw materials; and the ability of our stockholders to influence corporate matters. These and other important factors discussed under the caption "Risk Factors" in
3 On July 1, 2021, the Company acquired all of the equity interest of MEATER. Full year fiscal 2021 guidance includes the expected financial results of MEATER for the second half of 2021.

our Quarterly Report on Form 10-Q for the period ended June 30, 2021 and our other filings with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management's estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change.

CONTACT:

Investors:
Jean Fontana / Bruce Williams
ICR, Inc.
investor@traeger.com

Media:
ICR, Inc.
TraegerPR@icrinc.com

Traeger, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in thousands, except unit, share, and per share amounts)

	September 30, 2021	December 31, 2020
ASSETS
Current Assets
Cash and cash equivalents	$18,103	$11,556
Accounts receivable, net	85,588	64,840
Inventories, net	114,597	68,835
Prepaid expenses and other current assets	16,748	13,776
Total current assets	235,036	159,007
Property, plant, and equipment, net	48,356	32,404
Goodwill	297,207	256,838
Intangible assets, net	565,741	539,841
Other long-term assets	3,361	1,491
Total assets	$1,149,701	$989,581
LIABILITIES, MEMBER'S AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$28,172	$21,673
Accrued expenses	69,862	54,697
Line of credit	19,000	—
Current portion of notes payable	—	3,407
Current portion of capital leases	406	296
Current portion of contingent consideration	10,400	—
Total current liabilities	127,840	80,073
Notes payable, net of current portion	370,061	433,605
Capital leases, net of current portion	680	536
Contingent consideration, net of current portion	14,000	—
Deferred tax liability	12,606	—
Other non-current liabilities	370	327
Total liabilities	525,557	514,541
Commitments and contingencies—See Note 9
Member's/Stockholders' equity:
0 and 108,724,422 member’s capital common units authorized, issued, and outstanding as of September 30, 2021 and December 31, 2020	—	—
Preferred stock, $0.0001 par value; 25,000,000 shares authorized and no shares issued or outstanding as of September 30, 2021 and December 31, 2020	—	—
Common stock, $0.0001 par value; 1,000,000,000 shares authorized
Issued shares - 117,547,916 and 0 as of September 30, 2021 and December 31, 2020
Outstanding shares - 117,547,916 and 0 as of September 30, 2021 and December 31, 2020	12	—
Member's capital	—	571,038
Additional paid-in capital	775,282	—
Accumulated deficit	(151,161)	(95,998)
Accumulated other comprehensive income	11	—
Total member's/stockholders' equity	624,144	475,040
Total liabilities and member's/stockholders' equity	$1,149,701	$989,581

Traeger, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(unaudited)
(in thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenue	$162,018	$145,071	$610,613	$412,044
Cost of revenue	107,696	79,294	372,353	227,824
Gross profit	54,322	65,777	238,260	184,220
Operating expenses:
Sales and marketing	48,519	26,635	126,639	64,337
General and administrative	75,824	17,327	114,182	35,637
Amortization of intangible assets	8,889	8,135	25,491	24,398
Change in fair value of contingent consideration	2,900	—	2,900	—
Total operating expense	136,132	52,097	269,212	124,372
Income (loss) from operations	(81,810)	13,680	(30,952)	59,848
Other income (expense), net:
Interest expense	(5,704)	(8,061)	(21,393)	(26,309)
Loss on extinguishment of debt	(3,228)	—	(5,185)	—
Other income (expense)	(426)	2,647	1,112	2,047
Total other expense, net	(9,358)	(5,414)	(25,466)	(24,262)
Income (loss) before provision for income taxes	(91,168)	8,266	(56,418)	35,586
Provision (benefit) for income taxes	(1,983)	150	(1,255)	697
Net income (loss)	$(89,185)	$8,116	$(55,163)	$34,889
Net income (loss) attributable to common shareholders	$(89,185)	$8,116	$(55,163)	$34,889
Net income (loss) per share, basic and diluted	$(0.78)	$0.07	$(0.50)	$0.32
Weighted average common shares outstanding, basic and diluted	114,382,955	108,724,387	110,631,304	108,724,387
Other comprehensive income (loss):
Foreign currency translation adjustments	$11	$—	$11	$—
Total other comprehensive income	11	—	11	—
Comprehensive income (loss)	$(89,174)	$8,116	$(55,152)	$34,889

Traeger, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(in thousands)

	Nine Months Ended September 30,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(55,163)	$34,889
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation of property, plant and equipment	6,647	5,458
Amortization of intangible assets	27,622	24,898
Amortization of deferred financing costs	1,871	2,033
Loss on disposal of property, plant and equipment	104	31
Loss on extinguishment of debt	5,185	—
Equity-based compensation expense	61,711	11,059
Bad debt expense	634	—
Unrealized loss on derivative contracts	4,800	(2,184)
Changes in fair value of contingent consideration	2,900	—
Change in operating assets and liabilities:
Accounts receivable	(19,192)	(45,859)
Inventories, net	(40,331)	(3,797)
Prepaid expenses and other current assets	(7,479)	(2,668)
Other long-term assets	(219)	—
Accounts payable and accrued expenses	10,031	18,525
Deferred rent	9	42
Net cash provided by (used in) operating activities	(870)	42,427
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant, and equipment	(17,986)	(9,442)
Acquisition of subsidiaries	—	(200)
Capitalization of patent costs	(424)	(346)
Proceeds from notes receivable	—	21
Business combination, net of cash acquired	(57,041)	—
Net cash used in investing activities	(75,451)	(9,967)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds on line of credit	84,000	57,000
Repayments on line of credit	(65,000)	(67,000)
Proceeds from long-term debt	510,000	—
Payment of deferred financing costs	(8,478)	(339)
Repayments of long-term debt	(579,915)	(2,555)
Principal payments on capital lease obligations	(283)	(230)
Proceeds from initial public offering, net of issuance costs	142,544	—
Net cash provided by (used in) financing activities	82,868	(13,124)
Net increase in cash	6,547	19,336
Cash at beginning of period	11,556	7,077
CASH AT END OF PERIOD	$18,103	$26,413

Traeger, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(in thousands)

(Continued)	Nine Months Ended September 30,
	2021	2020
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for interest	$18,974	$19,521
Cash paid for income taxes	$1,665	$—
NON-CASH FINANCING AND INVESTING ACTIVITIES
Equipment purchased under capital leases	$534	$326
Property, plant, and, equipment included in accounts payable	$3,395	$872

Traeger, Inc.
RECONCILIATIONS OF AND OTHER INFORMATION REGARDING NON-GAAP FINANCIAL MEASURES
(unaudited)
In addition to our results and measures of performance determined in accordance with U.S. GAAP, we believe that certain non-GAAP financial measures are useful in evaluating and comparing our financial and operational performance over multiple periods, identifying trends affecting our business, formulating business plans and making strategic decisions.

Each of Adjusted EBITDA and Adjusted Net Income (Loss) is a key performance measure that our management uses to assess our financial performance and is also used for internal planning and forecasting purposes. We believe that these non-GAAP financial measures are useful to investors and other interested parties in analyzing our financial performance because it provides a comparable overview of our operations across historical periods. In addition, we believe that providing each of Adjusted EBITDA and Adjusted Net Income (Loss), together with a reconciliation of net income (loss) to each such measure, helps investors make comparisons between our company and other companies that may have different capital structures, different tax rates, and/or different forms of employee compensation. For example, due to finite-lived intangible assets included on our balance sheet following our corporate reorganization in 2017, we have significant non-cash amortization expense attributable to the nature of our capital structure.

Each of Adjusted EBITDA and Adjusted Net Income (Loss) is used by our management team as an additional measure of our performance for purposes of business decision-making, including managing expenditures, and evaluating potential acquisitions. Period-to-period comparisons of Adjusted EBITDA and Adjusted Net Income (Loss) help our management identify additional trends in our financial results that may not be shown solely by period-to-period comparisons of net income or income from continuing operations. In addition, we may use Adjusted EBITDA in the incentive compensation programs applicable to some of our employees. Each of Adjusted EBITDA and Adjusted Net Income (Loss) has inherent limitations because of the excluded items, and may not be directly comparable to similarly titled metrics used by other companies.

Adjusted EBITDA
We calculate Adjusted EBITDA as net income (loss) adjusted to exclude provision (benefit) for income taxes, other (income) expense, interest expense, depreciation and amortization, equity-based compensation, non-routine legal expenses, non-routine start-up costs, non-routine acquisition expenses, change in fair value of contingent consideration, offering related expenses, non-routine refinancing expenses, and other adjustment items. Other (income) expense are gains (losses) on disposal of property, plant and equipment, impairments of long-term assets, unrealized gains (losses) from derivatives, and the loss on extinguishment of debt upon refinancing and early repayment. Non-routine legal expenses are primarily external legal expenses for litigation, patent and trademark defense, and legal costs related to an acquisition. Non-routine start-up costs represent investments in a new product category. Acquisition expenses are primarily for consulting and legal costs incurred in connection with the acquisition of MEATER. Changes in fair value of contingent consideration results from changes in the fair value of the contingent consideration associated with the acquisition of MEATER due to changes in discount periods and rates, and changes in probability assumptions with respect to the likelihood of achieving the performance targets. Offering related expenses are primarily for legal and consulting costs incurred in connection with our IPO process. Non-routine refinancing expenses are primarily for consulting and legal costs incurred to refinance our credit facilities. Other adjustment items include inventory write-offs and and restoration of our wood pellet production facility due to flood damage sustained as a result of a tropical storm and costs to establish our China warehouse.4 Adjusted EBITDA Margin represents Adjusted EBITDA as a percentage of revenue. Adjusted EBITDA and Adjusted EBITDA Margin should be viewed as measures of operating performance that are
4 Includes $0.9 million of inventory write-offs and restoration of our wood pellet production facility due to flood damage sustained as a result of a tropical storm and $0.1 million of costs to establish our China warehouse.

supplements to, and not substitutes for, operating income or loss, net earnings or loss and other U.S. GAAP measures of income (loss). The following table presents a reconciliation of net income (loss), the most directly comparable financial measure calculated in accordance with U.S. GAAP, to Adjusted EBITDA on a consolidated basis.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
	(dollars in thousands)
Net income (loss)	$(89,185)	$8,116	$(55,163)	$34,889
Adjusted to exclude the following:
Provision (benefit) for income taxes	(1,983)	150	(1,255)	697
Other (income) expense	3,977	(2,324)	10,045	(2,158)
Interest expense	5,704	8,061	21,393	26,309
Depreciation and amortization	13,076	10,446	34,515	30,394
Equity-based compensation	59,210	9,806	61,711	11,059
Non-routine legal expenses	1,313	104	4,068	1,080
Non-routine start-up costs	2,883	—	5,863	—
Non-routine acquisition expenses	2,624	—	2,624	—
Change in fair value of contingent consideration	2,900	—	2,900	—
Offering related expenses	2,607	—	3,642	—
Non-routine refinancing expenses	—	—	3,895	—
Other adjustment items	972	—	972	—
Adjusted EBITDA	$4,098	$34,359	$95,210	$102,270
Revenue	162,018	145,071	610,613	412,044
Net income (loss) as a percentage of revenue	(55.0)%	5.6%	(9.0)%	8.5%
Adjusted EBITDA Margin	2.5%	23.7%	15.6%	24.8%

Adjusted Net Income (Loss)
We calculate Adjusted Net Income (Loss) as net income (loss) adjusted to exclude other (income) expense, equity-based compensation, non-routine legal expenses, amortization of acquisition intangibles, non-routine start-up costs, non-routine acquisition expenses, change in fair value of contingent consideration, offering related expenses, non-routine refinancing expenses, other adjustment items, and tax impact of adjusting items. Amortization of acquisition intangibles includes amortization expense associated with intangible assets recorded in connection with the 2017 acquisition of Traeger Pellet Grills Holdings LLC. Tax impact of adjusting items for the quarter is adjusted for a tax rate equal to our annual estimated tax rate on Adjusted Net Income (Loss). This rate is based on our estimated annual GAAP income (loss) tax rate forecast, adjusted to account for items excluded from GAAP income (loss) in calculating the non-GAAP financial measures presented below as well as significant tax adjustments. Due to the differences in the tax treatment of items excluded from non-GAAP earnings, as well as the methodology applied to our estimated annual tax rates, our estimated tax rate on Adjusted Net Income (Loss) may differ from our GAAP tax rate and from our actual tax liabilities. Adjusted Net Income (Loss) should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, operating income or loss, net earnings or loss and other U.S. GAAP measures of income (loss). The following table presents a reconciliation of net income (loss), the most directly comparable financial measure calculated in accordance with U.S. GAAP, to Adjusted Net Income (Loss) on a consolidated basis.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
	(dollars in thousands)
Net income (loss)	$(89,185)	$8,116	$(55,163)	$34,889
Adjusted to exclude the following:
Other (income) expense	3,977	(2,324)	10,045	(2,158)
Equity-based compensation	59,210	9,806	61,711	11,059
Non-routine legal expenses	1,313	104	4,068	1,080
Amortization of acquisition intangibles	8,253	8,253	24,760	24,760
Non-routine start-up costs	2,883	—	5,863	—
Non-routine acquisition expenses	2,624	—	2,624	—
Change in fair value of contingent consideration	2,900	—	2,900	—
Offering related expenses	2,607	—	3,642	—
Non-routine refinancing expenses	—	—	3,895	—
Other adjustment items	972	—	972	—
Tax impact of adjusting items	(2,078)	—	(2,078)	—
Adjusted Net Income (Loss)	$(6,524)	$23,955	$63,239	$69,630